Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS THIRD QUARTER

FISCAL 2022 RESULTS

•	Financial Highlights
•	Revenues for the third fiscal quarter increased $82.8 million or 15% to $647.5 million, compared to $564.7 million in the prior year period.
•	Gross Profit for the third fiscal quarter increased $18.0 million or 7% to $281.4 million, compared to $263.4 million in the prior year period.
•	Operating Income per gallon for the third fiscal quarter increased $0.01 or 2% compared to the prior year period.
•	Net earnings attributable to Ferrellgas Partners, L.P. were $67.6 million for the third fiscal quarter compared to a net loss attributable to Ferrellgas Partners, L.P. of $66.8 million in the prior year period.
•	Company Highlights
•	Ferrellgas celebrated Earth Day with a month-long community service initiative.
•	Blue Rhino home delivery expansion continued to five new markets: Brooklyn, New York; Miami, Orlando, and Jacksonville, Florida; and the Chicagoland area.
•	The Company recognized 180 Ferrellgas employees in the areas of: Customer Service, Safety, Innovation and Leadership via the Ferrellgas Flame Awards.
•	The Company promoted Richard Mayberry to Vice President of Business Development and Joseph Figueroa to Vice President of Mergers and Acquisitions.

Liberty, MO., June 10, 2022 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its third fiscal quarter ended April 30, 2022.

"At Ferrellgas, we believe in our people and our people believe in and support the communities they live and work in. I am very proud of the time and energy the employees of Ferrellgas gave back through community service in the month of April,” said James E. Ferrell, Chief Executive Officer and President. “Our mission is to Fuel Life Simply for our customers, and we know that begins with our almost 4,500 employees who care so much about the Ferrellgas customer.”

The Company continues to demonstrate its resilience in the face of ongoing macroeconomic headwinds with historically high commodity prices. Overall gallons sold were down 3% for the third fiscal quarter compared to the prior period, primarily due to the prior year favorable impact of outdoor living. These negative trends were offset by the Company’s management of the business, which includes its risk management activities as well as other previously announced strategic initiatives to achieve efficiencies in delivery of gallons and cost containment. The Company’s inventory position management assists in mitigating the risk from price fluctuations tied to fixed price purchases of propane.

The Company has positioned itself for long-term growth with a positive quarter in the midst of the challenging environment noted above. Revenues increased $82.8 million or 15% and gross profit increased $18.0 million or 7% for the third fiscal quarter compared to the prior year period. Margin per gallon for the quarter increased by $0.11, or 10% higher than the prior year period. Operating expenses as a percentage of total revenue were approximately 1% higher than the prior year period due to fuel costs, fleet costs, and wage increases. Cost of sales also had an unfavorable increase of $64.8 million or 21% compared to the prior year period driven by inflationary costs for materials and other commodities. Despite the rise in expenses, the Company increased operating income per gallon by $0.01, or 2% higher than the prior year period.

As a technology enabled logistics company, Ferrellgas continues to benefit from its nationwide footprint and focus on continuous improvement. Its dedicated and professional team of distribution managers, safety-minded delivery professionals, and a committed customer service organization provide the foundation for the Company to build on. A favorable credit position over the prior year period continues to position Ferrellgas well with suppliers. The Company’s continued emphasis on leadership development, excellence in operational expense management, and implementation of logistics fundamentals continues to increase efficiency and profitability.

For the third fiscal quarter, the Company reported net earnings attributable to Ferrellgas Partners, L.P. of $67.6 million compared to a net loss of $66.8 million in the prior year period, an increase of $134.4 million. Adjusted EBITDA, a non-GAAP measure, decreased by $2.1 million or 2% to $117.1 million in the third fiscal quarter compared to $119.2 million in the prior year period. Excluding the impact of approximately $5.0 million in legal settlements during the third fiscal quarter, adjusted EBITDA would have increased $2.9 million compared to the prior year period.

“The commitment to excellence by our high performing operations teams has been key to our continued success,” Ferrell added. “Our management teams have continued to leverage technology and relationships to win in challenging environments. The dedicated employee-owners of Ferrellgas work together creating  opportunities out of challenges. All across our company, hard working production specialists, material handlers, delivery professionals, and customer service specialists are making a difference in the lives of the Ferrellgas customer. I could not be more proud.”

As a leading national provider of propane, an environmentally friendly fuel, Ferrellgas embraced the celebration of Earth Day as under its theme #FerrellFuelsChange. Employee-owners throughout the Company committed during the month of April to initiatives designed to have a positive long-term environmental impact. These ranged from planting trees to hosting battery and plastic recycling drives to multiple community service activities.

In addition to previously announced home delivery services in other locations, Blue Rhino continues to expand its home delivery services. New markets include Brooklyn, New York; Miami, Orlando, and Jacksonville, Florida; and the Chicagoland area. In addition to the exchange and/or purchase of a ready-to-grill tank at convenient local tank exchange locations, residents of these areas can avoid an extra trip to the store and choose to have a Blue Rhino tank delivered to their doorstep.

As an active acquirer of propane marketers, Ferrellgas was pleased to announce the promotions of Richard Mayberry to Vice President of Business Development, and Joseph Figueroa to Vice President of Mergers and Acquisitions. Both are current employees of Ferrellgas and bring a wealth of industry knowledge and respect for the hard working professionals and owners in the propane industry.

On Friday, June 10, 2022, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/3urrfkcb to discuss the results of operations for the third fiscal quarter. The live webcast of the teleconference will begin at 12:30 p.m. Central Time (1:30 p.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at 60,000 retail locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2021. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2021, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2022	July 31, 2021

Current assets:
Cash and cash equivalents (including $11,215 and $11,500 of restricted cash at April 30, 2022 and July 31, 2021, respectively)	$229,095	$281,952
Accounts and notes receivable, net	219,251	131,574
Inventories	100,554	88,379
Price risk management asset	78,787	78,001
Prepaid expenses and other current assets	35,363	39,092
Total current assets	663,050	618,998

Property, plant and equipment, net	594,362	582,118
Goodwill, net	251,065	246,946
Intangible assets (net of accumulated amortization of $438,161 and $432,032 at April 30, 2022 and July 31, 2021, respectively)	99,283	100,743
Operating lease right-of-use asset	77,695	87,611
Other assets, net	87,058	93,228
Total assets	$1,772,513	$1,729,644

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$80,955	$47,913
Broker margin deposit liability	67,200	79,178
Current portion of long-term debt	1,979	1,670
Current operating lease liabilities	26,041	25,363
Other current liabilities	158,682	166,822
Total current liabilities	334,857	320,946

Long-term debt	1,448,830	1,444,890
Operating lease liabilities	51,650	74,349
Other liabilities	49,428	61,189

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and other offering costs (700,000 units outstanding at April 30, 2022 and July 31, 2021)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 units outstanding at April 30, 2022 and July 31, 2021)	(1,145,259)	(1,214,813)
Class B (1,300,000 units outstanding at April 30, 2022 and July 31, 2021)	383,012	383,012
General partner unitholder (49,496 units outstanding at April 30, 2022 and July 31, 2021)	(70,971)	(72,178)
Accumulated other comprehensive income	76,454	88,866
Total Ferrellgas Partners, L.P. deficit	(756,764)	(815,113)
Noncontrolling interest	(6,837)	(7,966)
Total deficit	(763,601)	(823,079)
Total liabilities, mezzanine and deficit	$1,772,513	$1,729,644

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine Months Ended		Twelve months ended
	April 30,		April 30,		April 30,
	2022	2021	2022	2021	2022	2021
Revenues:
Propane and other gas liquids sales	$622,211	$542,036	$1,652,419	$1,351,519	$1,969,752	$1,616,933
Other	25,332	22,694	74,568	67,665	92,361	83,900
Total revenues	647,543	564,730	1,726,987	1,419,184	2,062,113	1,700,833

Cost of sales:
Propane and other gas liquids sales	362,958	298,386	966,709	706,790	1,141,855	831,707
Other	3,176	2,985	10,343	10,156	12,915	13,385

Gross profit	281,409	263,359	749,935	702,238	907,343	855,741

Operating expense - personnel, vehicle, plant & other	147,293	124,624	392,418	348,898	509,336	477,619
Operating expense - equipment lease expense	5,775	6,770	17,487	20,462	24,087	28,755
Depreciation and amortization expense	23,067	21,281	65,306	63,920	86,768	85,021
General and administrative expense	10,962	15,205	39,321	48,760	50,626	58,065
Non-cash employee stock ownership plan compensation charge	776	811	2,436	2,281	3,370	2,970
(Gain) loss on asset sales and disposals	1,299	1,345	(6,566)	2,238	(6,973)	3,920

Operating income	92,237	93,323	239,533	215,679	240,129	199,391

Interest expense	(23,965)	(42,189)	(74,499)	(149,010)	(99,105)	(203,024)
Loss on extinguishment of debt	—	(109,922)	—	(109,922)	5,088	(109,922)
Other income, net	99	553	4,406	4,169	4,483	3,923
Reorganization expense - professional fees	—	(9,007)	—	(10,207)	(236)	(10,207)

Earnings (loss) before income tax expense	68,371	(67,242)	169,440	(49,291)	150,359	(119,839)

Income tax expense	248	193	825	606	960	663

Net earnings (loss)	68,123	(67,435)	168,615	(49,897)	149,399	(120,502)

Net earnings (loss) attributable to noncontrolling interest (a)	537	(641)	1,230	(308)	836	(944)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$67,586	$(66,794)	$167,385	$(49,589)	$148,563	$(119,558)

Class A unitholders' interest in net earnings (loss)	$7,336	$(74,057)	$16,668	$(57,024)	$(17,989)	$(126,293)

Net earnings (loss) per unitholders' interest
Basic and diluted net earnings (loss) per Class A Unit	$1.51	$(15.25)	$3.43	$(11.74)	$(3.70)	$(26.00)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine Months Ended		Twelve months ended
	April 30,		April 30,		April 30,
	2022	2021	2022	2021	2022	2021
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$67,586	$(66,794)	$167,385	$(49,589)	$148,563	$(119,558)
Income tax expense	248	193	825	606	960	663
Interest expense	23,965	42,189	74,499	149,010	99,105	203,024
Depreciation and amortization expense	23,067	21,281	65,306	63,920	86,768	85,021
EBITDA	114,866	(3,131)	308,015	163,947	335,396	169,150
Non-cash employee stock ownership plan compensation charge	776	811	2,436	2,281	3,370	2,970
(Gain) loss on asset sales and disposal	1,299	1,345	(6,566)	2,238	(6,973)	3,920
Loss on extinguishment of debt	—	109,922	—	109,922	(5,088)	109,922
Other income, net	(99)	(553)	(4,406)	(4,169)	(4,483)	(3,923)
Reorganization expense - professional fees	—	9,007	—	10,207	236	10,207
Severance costs include $33, $117 and $117 in operating expense for the three, nine and twelve months ended April 30, 2022, respectively. Also include $16, $429 and $429 in general and administrative expense for the three, nine and twelve months ended April 30, 2022, respectively.	49	—	546	1,761	546	2,501
Legal fees and settlements related to non-core businesses	(303)	2,436	4,635	8,572	6,192	9,993
Provision for doubtful accounts related to non-core businesses	—	—	—	(500)	—	16,825
Lease accounting standard adjustment and other	—	—	—	—	—	27
Net (earnings) loss attributable to noncontrolling interest (a)	537	(641)	1,230	(308)	836	(944)
Adjusted EBITDA (b)	117,125	119,196	305,890	293,951	330,032	320,648
Net cash interest expense (c)	(25,654)	(37,757)	(72,393)	(137,716)	(94,830)	(190,621)
Maintenance capital expenditures (d)	(5,477)	(4,058)	(13,116)	(14,517)	(24,767)	(19,057)
Cash paid for income taxes	(243)	(133)	(650)	(438)	(918)	(677)
Proceeds from certain asset sales	642	1,270	3,368	3,707	4,249	5,194
Distributable cash flow attributable to equity investors (e)	86,393	78,518	223,099	144,987	213,766	115,487
Less: Distributions accrued or paid to preferred unitholders	15,715	8,011	49,037	8,011	65,050	8,011
Distributable cash flow attributable to general partner and non-controlling interest	(1,720)	(1,571)	(4,462)	(2,900)	(4,275)	(2,310)
Distributable cash flow attributable to Class A and B Unitholders (f)	68,958	68,936	169,600	134,076	144,441	105,166
Less: Distributions paid to Class A and B Unitholders	—	—	49,998	—	49,998	—
Distributable cash flow excess (g)	$68,958	$68,936	$119,602	$134,076	$94,443	$105,166

Propane gallons sales
Retail - Sales to End Users	198,783	200,028	529,884	536,124	625,817	621,801
Wholesale - Sales to Resellers	52,943	60,128	158,955	176,970	210,010	262,804
Total propane gallons sales	251,726	260,156	688,839	713,094	835,827	884,605

(a)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(b)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, (gain) loss on asset sales and disposals, loss on extinguishment of debt, other income, net, reorganization expense – professional fees, severance costs, legal fees and settlements related to non-core businesses, provision for doubtful accounts related to non-core businesses, lease accounting standard adjustment and other and net (earnings) loss attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures.

Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(c)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the terminated accounts receivable securitization facility.
(d)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.

(e)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(f)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(g)	Distributable cash flow excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility or, previously, under our terminated accounts receivable securitization facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.